Exhibit 10.40

AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS AMENDMENT, dated as of the latter of the two dates set forth under the signatures below (the “Amendment”), to the Registration Rights Agreement, effective _________ ____, 2005 (the “Agreement”), is by and between Smart Online, Inc., a Delaware corporation (the “Company”) and the undersigned (together with its affiliates, successors, assigns, or transferees of its rights under the Agreement or this Amendment, the “Investor”).

WHEREAS, the Company and the Investor previously entered into the Agreement in connection with the Subscription Agreement with the Company for the purchase of a certain number of shares of the Company’s common stock (the “Shares”), and

WHEREAS, the Agreement provides that, inter alia, the Company is required to pay a certain penalty each month to the Investor if the Shares have not been registered for resale with the Securities and Exchange Commission (“SEC”) by a certain date (the “Penalty”), and

WHEREAS, the Company and the Investor wish to amend the Agreement to settle the amount of the Penalty owed to the Investor as calculated under the Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in the Agreement and the Amendment, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor agree as follows:

1.  Section 2(b) of the Agreement is deleted in its entirety and replaced with the following:

(b)    Payment by the Company. The Company shall use its best efforts to obtain effectiveness of the Registration Statement as soon as reasonably practicable. If the Registration Statement covering the Registrable Securities required to be filed by the Company pursuant to Section 2(a) hereof is not filed by the Target Filing Date, then the Company will make payment to the Investor in such amount and at such time determined pursuant to this Section 2(b) as liquidated damages by reason of any such delay in their ability to sell the Registrable Securities (which remedy shall be exclusive of any other remedies available at law or in equity). The Company shall pay to Investor an amount (the “Damage Amount”) equal to $_______. In the sole discretion of the Company, the Company may issue to Investor in lieu of the cash payment described above, a number of shares of Common Stock of the Company equal to the quotient derived by dividing (i) the Damage Amount, by (ii) purchase price per share set forth in Paragraph (1) of the Subscription Agreement.

2.  The cash payment to be made as the Damage Amount as set forth in Paragraph 1 of this Amendment shall be paid, or the shares in lieu of a cash payment shall be issued, within thirty (30) days of the date of this Amendment.

3.  All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

4.  All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Investor have duly executed and delivered this Amendment, effective as of the date set forth above.

SMART ONLINE, INC. By: ______________________________ Name: ____________________________ Title: _____________________________ Date: _____________________________	INVESTOR By: ______________________________ Name: ____________________________ Title: _____________________________ Date: _____________________________

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